Exhibit 4.1
Execution Version
BRANDYWINE OPERATING PARTNERSHIP, L.P.
Issuer
and
BRANDYWINE REALTY TRUST
Parent Guarantor
to
BANK OF NEW YORK MELLON
Trustee
Third Supplemental Indenture
Dated as of April 5, 2011
and
Indenture
Dated as of October 22, 2004

     THIRD SUPPLEMENTAL INDENTURE, dated as of April 5, 2011 (the “Third Supplemental Indenture”), among BRANDYWINE OPERATING PARTNERSHIP, L.P., a limited partnership formed under the laws of Delaware (the “Issuer”), BRANDYWINE REALTY TRUST, a real estate investment trust formed under the laws of Maryland (the “Parent Guarantor”), and THE BANK OF NEW YORK MELLON , a New York banking corporation (formerly The Bank of New York), as Trustee (the “Trustee”).
RECITALS OF THE ISSUER
     The Issuer, the Parent Guarantor and the Trustee are parties to an Indenture dated as of October 22, 2004 (the “Base Indenture”), as supplemented by the First Supplemental Indenture dated as of May 25, 2005 (the “First Supplemental Indenture”) and the Second Supplemental Indenture dated as of October 4, 2006 (the “Second Supplemental Indenture” (the Base Indenture, as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”).
     Section 901 of the Indenture provides that the Issuer, the Parent Guarantor and the Trustee may enter into supplemental indentures, without the Consent of any Holders of Securities, to add to the covenants of the Issuer with regard to Securities issued on or after the date of such change.
     All the conditions and requirements necessary to make this Third Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.
     NOW, THEREFORE, in consideration of the premises and the purchase of all series of Securities created on or after the date of this Third Supplemental Indenture (the “Affected Securities”), the issuer, Parent Guarantor and Trust hereby agree, for the equal and proportionate benefit of all Holders, from time to time, of the Affected Securities or of series thereof, as follows:
ARTICLE I
RELATION TO INDENTURE; DEFINITIONS
     Section 1.1. Relation to Indenture. This Third Supplemental Indenture constitutes an integral part of the Indenture.
     Section 1.2. Definitions. For all purposes of this Third Supplemental Indenture, except for terms defined herein or unless the context otherwise requires, capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Indenture.
ARTICLE II
AMENDMENT
     Section 2.1. Limitations on Incurrence of Indebtedness. The definition of “Total Unencumbered Assets” set forth in Section 101 of the Indenture is hereby amended and restated in its entirety solely with respect to the Affected Securities as follows:
     “Total Unencumbered Assets” means the sum of (i) those Undepreciated Real Estate Assets not subject to an Encumbrance for borrowed money and (ii) all other assets of the Issuer and its Subsidiaries not subject to an Encumbrance for borrowed money, determined in accordance with GAAP (but excluding accounts receivable and intangibles); provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Indebtedness for purposes of Section 1006(d) of the Indenture, all investments in any Person that is not consolidated with the Issuer for financial reporting purposes in accordance with GAAP shall be excluded from Total Unencumbered Assets.
ARTICLE III
MISCELLANEOUS PROVISIONS
     Section 3.1. Ratification of Indenture. Except as expressly modified or amended hereby, the Indenture continues in full force and effect and is in all respects confirmed and preserved.
     Section 3.2. No Representation by Trustee. The Trustee makes no representation as to the validity or sufficiency of the Third Supplemental Indenture.
     Section 3.3. Governing Law. This Third Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
     Section 3.4. Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.

BRANDYWINE OPERATING PARTNERSHIP, L.P.
By:	BRANDYWINE REALTY TRUST
Its General Partner

By:	/s/ Gerard H. Sweeney
	Name:	Gerard H. Sweeney
	Title:	President and Chief Executive Officer

BRANDYWINE REALTY TRUST
By:	/s/ Gerard H. Sweeney
	Name:	Gerard H. Sweeney
	Title:	President and Chief Executive Officer

THE BANK OF NEW YORK MELLON, as Trustee
By:	/s/ Mary Miselis
	Name:	Mary Miselis
	Title:	Vice President